Exhibit 5
                                   [RDA LOGO]
                      The Reader's Digest Association, Inc.
                              Reader's Digest Road
                       Pleasantville, New York 10570-7000


Clifford H.R. DuPree                                              (914) 244-5622
Vice President, Corporate Secretary
  and Associate General Counsel

                                                                  May 15, 2003


The Reader's Digest Association, Inc.
Pleasantville, NY  10570-7000

Ladies and Gentlemen:

I am Vice President, Corporate Secretary and Associate General Counsel of The Reader's Digest Association, Inc., a Delaware corporation (the "Company"), and have acted as counsel to the Company in connection with the authorization for issuance of 4,500,000 shares of Common Stock, par value $.01 per share (the "Shares"), of The Reader's Digest Association, Inc. reserved for issuance under The Reader's Digest Association, Inc. 2002 Key Employee Long Term Incentive Plan (the "Plan"). In so acting, I have examined such documents and records and matters of law as I have deemed necessary for the purposes of this opinion.

Based upon such examination, I am of the opinion that the Shares will, when issued in accordance with the terms of the Plan, be legally issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name in the Registration Statement.


                                                 Very truly yours,

                                                 /S/C.H.R. DUPREE